Exhibit 10.2

Execution Version

GUARANTEE AGREEMENT

(TUA)

THIS GUARANTEE AGREEMENT (this “Guarantee Agreement”), dated and effective as of July 31, 2012 (the “Effective Date”), is made by CHENIERE ENERGY PARTNERS, L.P., a Delaware limited partnership (the “Guarantor”), in favor of SABINE PASS LNG, L.P., a Delaware limited partnership (“Sabine”).

WHEREAS, Sabine Pass Liquefaction, LLC, a Delaware limited liability company (“SPL”), is an indirect wholly owned subsidiary of Guarantor; and

WHEREAS, pursuant to that certain Assignment and Assumption Agreement (the “Assignment”), dated and effective as of the Effective Date, among Cheniere Energy Investments, LLC, a Delaware limited liability company (“Investments”), SPL, and Sabine, Investments assigned to SPL all of Investments’ rights, titles and interests in, to and under that certain Amended and Restated LNG Terminal Use Agreement by and between Cheniere Marketing and Sabine Pass dated as of November 9, 2006, as amended by that certain Amendment to LNG Terminal Use Agreement, dated June 25, 2007 (as amended, the “Investments TUA”), and SPL accepted such assignment and assumed all of Investments’ obligations and liabilities accruing under the Investments TUA on and after the Effective Date; and

WHEREAS, as agreed by Sabine and SPL in the Assumption, immediately upon the effectiveness of the Assignment on the Effective Date, SPL and Sabine entered into a Second Amended and Restated LNG Terminal Use Agreement, superseding and amending and restating the Investments TUA, in the form attached to the Assumption as Exhibit B (the “TUA”)

NOW THEREFORE, the parties hereto agree as follows:

Effective as of the Effective Date, the Guarantor irrevocably and unconditionally guarantees the due and punctual payment in full of any and all obligations of SPL under the TUA for the period of the Initial Term (as such term is defined in the TUA) (the “Guaranteed Obligations”). Guarantor further agrees that the due and punctual payment of the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guaranty hereunder notwithstanding any such extension or renewal of any Guaranteed Obligation. This guarantee is an absolute, present and continuing guarantee of payment and not of collectability and is in no way conditional or contingent upon any attempt to collect from Investments or upon any other action, occurrence or circumstance whatsoever.

This Guarantee Agreement expresses the entire understanding of the parties with respect to the subject matter hereof; and all other understandings, written or oral, are hereby merged herein and superseded. No amendment of or supplement to this Guarantee Agreement, or waiver or modification of, or consent under, the terms hereof shall be effective unless in writing and signed by the party to be bound thereby.

This Guarantee Agreement shall be construed in accordance with and governed by the law of the State of Texas.

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee Agreement to be duly executed and delivered as of the date and year first above written.

CHENIERE ENERGY PARTNERS, L.P.

By:	Cheniere Energy Partners GP, LLC
Its:	General Partner

By:	/s/ Graham McArthur
Name:	Graham McArthur
Title:	Vice President and Treasurer

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